MTM TECHNOLOGIES, INC. REPORTS RESULTS FOR THE
                         QUARTER ENDED DECEMBER 31, 2004

  o  ACHIEVES POSITIVE QUARTERLY EBITDA PERFORMANCE OF $0.8 MILLION.

  o QUARTERLY TOTAL REVENUE OF $29.7 MILLION, A 101% INCREASE OVER COMPARABLE QUARTER AND A 59% INCREASE OVER PRIOR QUARTER.

  o QUARTERLY SERVICE REVENUE OF $8.6 MILLION, A 108% INCREASE OVER COMPARABLE QUARTER AND A 66% INCREASE OVER PRIOR QUARTER.

  o STRATEGY OF BUILDING A NATIONAL MIDDLE MARKET FOCUSED IT COMPUTER AND COMMUNICATIONS SOLUTIONS PROVIDER WELL UNDERWAY.

Stamford, CT - February 14, 2005 - MTM Technologies, Inc. ("MTM Technologies") (NASDAQ: MTMC), a leading national computer and communications technology management company providing IT networking and data center services, including secure access, voice over internet protocol (VOIP), storage, security, collaboration, and messaging solutions, today announced financial results for its third fiscal quarter and the nine months ended December 31, 2004.

Net revenue for the third quarter increased 101% from the comparable period in the prior year to $29.7 million and increased 59% from the second quarter of this fiscal year. Service revenue increased 108% from the comparable period in the prior year to $8.6 million and increased 66% from the second quarter of this fiscal year. The quarterly results reflect a full quarter of the operations of Network Catalyst and one month of the operations of Vector ESP. The quarterly results also reflect significant organic growth in product and service offerings.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter was $0.8 million, as compared to an EBITDA loss of ($0.9) for the comparable period in the prior year and ($0.4) million for the second quarter of this fiscal year.

Net loss for the third quarter was ($0.8) million, or ($.13) per share, as compared to a net loss of ($1.4) million, or ($.31) per share, for the comparable period in the prior year, and a net loss of ($0.8) million, or ($.16) per share, for the second quarter of this year. The reduction in net loss resulted from an increase in net revenues and an improvement in gross profit margins. These increases were offset, in part, by a non-cash interest expense of $1.0 million related to convertible notes issued by MTM Technologies in December 2004.

"Early last year we announced our plan to build a national middle market IT solutions business and we have made significant progress toward that goal. Positive EBITDA performance for the quarter was driven by strong revenue growth, significant gross margin improvement and a focus on cost containment, all of which confirm our focus on important financial metrics. Contributing to our positive results was the successful integration of our three acquisitions, DataVox Technologies, Network Catalyst and Vector ESP. These acquisitions extend our geographic footprint from a regional New York and Southern New England presence to a national presence by adding Southern California plus 12 additional major metropolitan markets in the Central and Western United States. We now have nationally recognized technical capabilities in secure access solutions as an elite partner with Citrix and Microsoft and as a premier VOIP provider. Our increased technical capabilities and national reach make us a leading provider of secure access, VOIP and storage solutions to the middle market. We have an active pipeline of acquisition targets and we are focused on building the preeminent national computer and communications solution provider." said Francis
J. Alfano, MTM Technologies CEO.

"Additionally, during the quarter the company completed a $22.5 million financing with Constellation Ventures investing $10 million and the balance financed by Pequot Ventures. To date the combined investment in the company by Constellations Ventures and Pequot Ventures is $35 million."

MTM Technologies believes that its non-GAAP measure of EBITDA provides investors with a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, and amortization. Management uses EBITDA to assist in evaluating operating performance. These non-GAAP results should be evaluated in light of MTM Technologies' financial results prepared in accordance with United States generally accepted accounting principles ("GAAP"). A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release. EBITDA is not a recognized measure for financial statement presentation under GAAP. Non-GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. This non-GAAP measure is provided to assist readers in evaluating MTM Technologies' operating performance. Readers are encouraged to consider this non-GAAP measure in conjunction with MTM Technologies' GAAP results.

ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading national computer and communications technology management company providing IT networking and data center services, including secure access, VOIP, storage, security, and messaging solutions. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies' expectations or future events.

FOR MORE INFORMATION CONTACT:  John F. Kohler
                               MTM Technologies, Inc.
                               Phone: (203) 975-3750
                               Fax: (203) 975-3701
                               Email:  Investorrelations@mtm.com

                     MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                     December 31, 2004   March 31, 2004
                                                                     -----------------   --------------
                                                                        (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents......................................    $    8,124,818     $      370,361
   Restricted cash................................................         1,000,000
   Accounts receivable - trade, net of allowance of
     $390,000 and $233,000, respectively..........................        28,881,164         11,278,932
   Inventories....................................................         1,957,914            858,544
   Prepaid expenses and other current assets......................         1,457,743            525,970
                                                                      ---------------    ---------------
     TOTAL CURRENT ASSETS.........................................        41,421,639         13,033,807
                                                                      ---------------    --------------

Property and equipment............................................        12,406,364          9,746,254
   Less accumulated deprecation and amortization..................         8,153,316          7,038,281
                                                                      ---------------    ---------------
                                                                           4,253,048          2,707,973
                                                                      ---------------    ---------------

Goodwill .........................................................        30,863,965          3,228,729
Other assets......................................................           364,010            504,945
                                                                      ---------------    ---------------
       TOTAL ASSETS...............................................    $   76,902,662     $   19,475,454
                                                                      ===============    ===============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Secured notes payable..........................................    $   11,291,018     $    5,918,784
   Inventory financing agreements.................................         2,605,035          3,455,635
   Current portion of promissory notes............................           166,587
   Accounts payable and accrued expenses..........................        17,053,308          3,252,736
   Convertible subordinated promissory notes......................         5,549,874
   Warrants and future rights liability...........................         5,531,000
   Deferred revenue...............................................         4,310,886          1,583,938
   Current portion of capital lease obligations...................           137,257            100,070
                                                                      ---------------    ---------------
     TOTAL CURRENT LIABILITIES....................................        46,644,965         14,311,163
                                                                      ---------------    ---------------
Non-current portion of promissory notes...........................           708,253
Non-current portion of lease obligation...........................           206,410
                                                                      --------------     ---------------
     Total liabilities............................................        47,559,628         14,311,163
                                                                      --------------     --------------

Shareholders' equity:
   Series A preferred stock, par value $.001 per share;
   14,000,000 shares authorized; 9,101,968 shares issued and
   outstanding at December 31, 2004...............................        16,997,230
   Common stock - $.001 par value; authorized 80,000,000 and
   10,000,000 shares respectively, issued and outstanding
   6,465,985 and 4,723,052 shares, respectively...................             6,467              4,724
   Additional paid-in capital.....................................        26,658,853         15,364,227

   Accumulated deficit............................................       (14,319,516)       (10,204,660)
                                                                      ---------------    ---------------
     TOTAL SHAREHOLDERS' EQUITY...................................        29,343,034          5,164,291
                                                                      ---------------    ---------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................    $   76,902,662     $   19,475,454
                                                                      ===============    ===============

                     MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        Nine Months Ended December 31,
                                                                      ----------------------------------
                                                                            2004               2003
                                                                      ---------------    ---------------
                                                                                  (Unaudited)
Net revenues:
   Products.......................................................    $   46,943,080     $   30,572,749
   Services.......................................................        16,703,202         13,335,272
                                                                      ---------------    ---------------
                                                                          63,646,282         43,908,021
                                                                      ---------------    ---------------

Costs and expenses:
   Cost of products sold..........................................        42,518,098         29,065,168
   Cost of services provided......................................        10,961,942          8,961,483
   Selling, general and administrative expenses...................        12,822,494          7,633,823
                                                                      ---------------    ---------------
                                                                          66,302,534         45,660,474
                                                                      ---------------    ---------------
Operating (loss) income...........................................        (2,656,252)        (1,752,453)
Other income......................................................                                5,606
Interest expense..................................................         1,458,604            330,431
                                                                      ---------------    ---------------

Net (loss)........................................................    $   (4,114,856)    $   (2,077,278)
                                                                      ===============    ===============
Net (loss) per common shares:
   Basic and diluted..............................................    $       (0.76)     $       (0.44)
                                                                      ==============     ==============
Weighted average number of common shares outstanding:
     Basic and diluted............................................         5,399,890          4,723,052
                                                                      ===============    ===============

                     MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        Three Months Ended December 31,
                                                                            2004               2003
                                                                      ---------------    ---------------
                                                                                  (Unaudited)
Net revenues:
   Products......................................................     $   21,137,917     $   10,621,503
   Services......................................................          8,553,707          4,122,188
                                                                      ---------------    ---------------
                                                                          29,691,624         14,743,691
                                                                      ---------------    ---------------
Costs and expenses:
   Cost of products sold.........................................         18,696,309         10,004,682
   Cost of services provided.....................................          4,972,435          3,460,203
   Selling, general and administrative expenses..................          5,555,767          2,598,877
                                                                      ---------------    ---------------
                                                                          29,224,511         16,063,762
                                                                      ---------------    ---------------
Operating income (loss) .........................................            467,113         (1,320,071)
Other income.....................................................                                 2,454
Interest expense.................................................          1,241,718            128,826
                                                                      ---------------    ---------------

Net (loss).......................................................     $     (774,605)    $   (1,446,443)
                                                                      ===============    ===============

Net (loss) per common shares:
   Basic and diluted ............................................     $        (0.13)    $        (0.31)
                                                                      ==============     ===============

Weighted average number of common shares outstanding:
     Basic and diluted ..........................................          6,091,346          4,723,052
                                                                      ===============    ===============

                     MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
                              EBITDA RECONCILIATION


                                               Three Months Ended,
                         --------------------------------------------------------------
                         December 31, 2004     September 30, 2004     December 31, 2003
                         -----------------     ------------------     -----------------
Net (loss) income               ($774,605)             ($835,599)          ($1,446,443)

Depreciation                     $349,153               $371,310              $432,887

Interest expense (a)           $1,241,718                $92,359              $128,826
                               ----------              ---------           -----------

EBITDA                           $816,266              ($371,930)            ($884,730)

(a) Period ended December 31, 2004 includes $1,046,405 non-cash amortization of debt discount.